Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
RAND LOGISTICS, INC., et al., [1]	)	Case No. 18-10175 (BLS)
)
	)	(Jointly Administered)
Debtors.	)
	) )	Ref. Docket Nos.: 13, 14, 88, 89, 114, 120, 125, 126, 127, 130, 135, 136, 137, 138, 139

ORDER APPROVING THE DEBTORS’ DISCLOSURE STATEMENT FOR, AND

CONFIRMING, THE DEBTORS’ JOINT PREPACKAGED

CHAPTER 11 PLAN OF REORGANIZATION

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having:2

a.	distributed, on January 29, 2018 (i) the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 13] (the “Plan”), (ii) the Disclosure Statement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 14] (the “Disclosure Statement”), and (iii) the ballot (the “Ballot”) for voting on the Plan to the holder of Claims entitled to vote on the Plan, namely the holder of Class 4 Second Lien Claims, in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”);

b.	commenced, on January 29, 2018 (the “Petition Date”), the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

c.	filed,[3] on January 30, 2018, the Plan and the Disclosure Statement;

_____________________________

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Rand Logistics, Inc. (5343); Lower Lakes Transportation Company (5364); Grand River Navigation Company, Inc. (5146); Black Creek Shipping Company, Inc. (5474); Rand LL Holdings Corp. (6352); Rand Finance Corp. (1847); and Black Creek Shipping Holding Company, Inc. (5313). The service address for each of the above Debtors is 333 Washington Street, Suite 201, Jersey City, NJ 07302.

[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan (as defined herein), the Disclosure Statement (as defined herein), or the Bankruptcy Code (as defined herein), as applicable. The rules of construction set forth in Article 1.1 of the Plan shall apply.

d.	filed, on January 30, 2018, the Declaration of Mark S. Hiltwein in Support of Chapter 11 Petitions and Requests for First Day Relief [Docket No. 12] (the “First Day Declaration”), detailing the facts and circumstances giving rise to the need for commencement of the Chapter 11 Cases and the relief being sought in the First Day Motions;

e.	filed, on January 30, 2018, the Motion of the Debtors for Entry of an Order (I) Shortening Notice of, and Scheduling a Combined Hearing to Consider, (A) Approval of the Disclosure Statement and (B) Confirmation of the Plan, (II) Establishing a Confirmation Schedule, (III) Approving the Manner and Form of Notice for the Combined Hearing, (IV) Approving Notice and Objection Procedures for the Assumption or Rejection of Executory Contracts and Unexpired Leases, and (V) Approving Solicitation Procedures and Form of Ballot [Docket No. 15] (the “Scheduling and Solicitation Procedures Motion”);

f.	served, on February 1, 2018, the Notice of (I) Combined Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters; and (II) Objection Deadlines and Summary of the Debtors' Joint Prepackaged Chapter 11 Plan [Docket No. 48] (the “Combined Hearing Notice”), which contained notice of the commencement of the Chapter 11 Cases, the date and time set for the hearing to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Combined Hearing”), and the deadline for filing objections to the Plan and the Disclosure Statement, on all creditors and equity holders of the Debtors;

g.	published, on February 2, 2018, in The Wall Street Journal (U.S. Edition), the Combined Hearing Notice, consistent with the order granting the Scheduling and Solicitation Procedures Motion [Docket No. 47] (the “Scheduling and Solicitation Procedures Order”);

h.	filed, on February 6, 2018, the Affidavit of Service of the Combined Hearing Notice [Docket Nos. 68 and 70] (the “Combined Hearing Affidavit of Service”);

i.	filed, on February 8, 2018, the Affidavit of Publication of the Combined Hearing Notice [Docket No. 74] (the “Combined Hearing Affidavit of Publication” and, together with the Combined Hearing Affidavit of Service, the “Combined Hearing Notice Affidavits”);

j.	filed, on February 15, 2018, the Certification of Andres A. Estrada with Respect to the Tabulation of Votes on the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 83], which detailed the result of the Plan voting process (the “Voting Report”);

_____________________________

[3]	Unless otherwise indicated, use of the term “filed” herein refers also to the service, if applicable, of the applicable document filed on the docket in the Chapter 11 Cases, as applicable.

k.	filed, on February 16, 2018, the Debtors’ Notice of (I) Assumption of Contracts and Leases, (II) Fixing of Cure Amounts, and (III) Deadline to Object Thereto [Docket No. 87] (the “Assumption Notice”);

l.	filed, on February 16, 2018, the Notice of Filing of Proposed Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 88];

m.	filed, on February 16, 2018 the Plan Supplement for the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 89] (as modified, amended, or supplemented from time to time, the “Plan Supplement” and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”);

n.	filed, on February 16, 2018 the Notice of Filing of Plan Supplement to Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 89] (as modified, amended, or supplemented from time to time, the “Plan Supplement Notice”);

o.	filed, on February 26, 2018, the Affidavit of Service of the Plan Supplement Notice and the Assumption Notice [Docket No. 136] (together with the Combined Hearing Affidavits, the “Affidavits”);

p.	filed, on February 23, 2018, the Debtors’ Memorandum of Law in Support of an Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization] [Docket No. 120] (the “Confirmation Brief”), the Declaration of Mark S. Hiltwein in Support of Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 125] (the “Hiltwein Confirmation Declaration”), the Declaration of Kevin Haggard in Support of Approval of the Disclosure Statement and Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 126] (the “Haggard Confirmation Declaration”), and the Declaration of Daniel Fishman in Support of Approval of the Disclosure Statement and Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 127] (the “Fishman Confirmation Declaration” and, together with the First Day Declaration, the Hiltwein Confirmation Declaration, and the Haggard Confirmation Declaration, the “Declarations”);

q.	filed, on February 26, 2018, the Notice of Filing of Modified Exhibit 5 to Plan Supplement to Debtors' Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 135];

r.	filed, on February 27, the Notice of Filing of Revised Proposed Order Approving the Debtors Disclosure Statement for, and Confirming, the Debtors Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 139]; and

s.	operated their businesses and managed their properties during the Chapter 11 Cases as debtors in possession pursuant to Bankruptcy Code sections 1107(a) and 1108.

The Court having:

a.	entered, on January 31, 2018, the Scheduling and Solicitation Procedures Order [Docket No. 47], by which the Court also approved (1) the procedures used by the Debtors for soliciting and tabulating votes on the Plan, (2) the Ballot, (3) the procedures used by the Debtors related to the assumption of executory contracts and unexpired leases, (4) the form of the Assumption Notice, and (5) the scheduling of dates related to the Combined Hearing;

b.	set February 20, 2018 at 4:00 P.M. (prevailing Eastern Time) as the deadline for filing objections to the Plan;

c.	set February 27, 2018 at 2:30 P.M. (prevailing Eastern Time), as the date and time for the Combined Hearing, pursuant to Bankruptcy Rules 3017 and 3018 and Bankruptcy Code sections 1126, 1128, and 1129, as set forth in the Scheduling and Solicitation Procedures Order;

d.	reviewed the Plan, the Disclosure Statement, the Plan Supplement, the Assumption Notice, the Confirmation Brief, the Declarations, the Voting Report, the Combined Hearing Notice, the Affidavits, and all filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and Confirmation, including[4] any and all objections, statements, and reservations of rights;

e.	held the Combined Hearing;

f.	heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation;

g.	considered all oral representations, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation; and

h.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in the Chapter 11 Cases.

_____________________________

[4]	The words “includes” and “including” are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included.

NOW, THEREFORE, it appearing to the Court that notice of the Combined Hearing, the Plan and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby and that any party in interest so affected has had the opportunity to object to Confirmation, and the record of the Chapter 11 Cases and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation and other evidence presented at the Combined Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the findings of fact and conclusions of law set forth in the Opinion and herein, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.                Findings and Conclusions.

1.                  The findings and conclusions set forth herein, and in the record of the Combined Hearing, constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. Any finding of fact shall constitute a finding of fact even if it is referred to as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is referred to as a finding of fact.

B.                 Jurisdiction, Venue, and Core Proceeding.

2.                  The Court has jurisdiction over this matter and the Chapter 11 Cases pursuant to sections 157 and 1334 of title 28 of the United States Code and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. The Court has exclusive jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code. Consideration of approval of the Disclosure Statement, including associated Solicitation Procedures (as defined below), and Confirmation of the Plan are core proceedings within the meaning of section 157(b)(2) of title 28 of the United States Code.

C.                Eligibility for Relief.

3.                  The Debtors have been and remain entities eligible for relief under Bankruptcy Code section 109, and the Debtors are proper proponents of the Plan under Bankruptcy Code section 1121(a).

D.                Commencement and Joint Administration of the Chapter 11 Cases.

4.                  On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. In accordance with the Order Directing Joint Administration of Chapter 11 Cases Pursuant to Rule 1015(b) [Docket No. 38], the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to Bankruptcy Code sections 1107(a) and 1108. No trustee, examiner, or statutory committee has been appointed in the Chapter 11 Cases.

E.                 Judicial Notice.

5.                  The Court takes judicial notice of (and deems admitted into evidence for purposes of Confirmation) the docket of the Chapter 11 Cases maintained by the clerk of the Court or its duly appointed agent, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, adduced, or admitted at the hearings held before the Court during the pendency of the Chapter 11 Cases.

F.                 Objections.

6.                  All parties have had a full and fair opportunity to litigate any issues raised, or which might have been raised, by solicitation or Confirmation. Any resolutions of objections explained on the record at the Combined Hearing are incorporated herein by reference. At the direction of the Bankruptcy Court, paragraph 59 is added herein to resolve the objection filed by the United States. All unresolved objections, statements, informal objections, and reservations of rights, if any, related to the Solicitation Procedures (as defined below), the Disclosure Statement, the Plan or Confirmation are OVERRULED on the merits, in all respects, with prejudice. All withdrawn objections, if any, are deemed withdrawn with prejudice.

G.                Burden of Proof—Confirmation of the Plan.

7.                  The Debtors, as proponents of the Plan, have met their burden of proving all applicable elements of Bankruptcy Code sections 1129(a) and (b) by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation. The evidentiary record of the Combined Hearing supports the findings of fact and conclusions of law set forth in this Confirmation Order.

H.                Notice.

8.                  As evidenced by the Affidavits, due, adequate, and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement, and the Combined Hearing, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement, the Plan, the proposed rejection of executory contracts and unexpired leases, and the proposed assumption of executory contracts and unexpired leases and the associated proposed Cure, has been provided to: (a) the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”); (b) the holders of the twenty (20) largest unsecured claims against the Debtors (on a consolidated basis); (c) Bank of America, N.A., as the First Lien Agent; (d) counsel to the First Lien Agent, (i) Otterbourg P.C., 230 Park Avenue, New York, NY 10169, and (ii) Womble Bond Dickinson (US) LLP, 222 Delaware Avenue, 15th Floor, Wilmington, DE 19801; (e) Lightship Capital LLC, as the Second Lien Agent and Second Lien Lender; (f) counsel to the Second Lien Agent and Second Lien Lender, (i) White & Case LLP, Southeast Financial Center, 200 Biscayne Blvd., Suite 4900, Miami, FL 33131 and 1221 6th Avenue, New York, NY 10020, and (ii) Fox Rothschild LLP, 919 North Market St., Suite 300, P.O. Box 2323, Wilmington, DE 19899; (g) the United States Attorney’s Office for the District of Delaware; (h) the Internal Revenue Service; (i) the office of the attorneys general for the states in which the Debtors operate; (j) the Securities and Exchange Commission; and (k) any party that has requested notice pursuant to Bankruptcy Rule 2002 (the parties identified in clauses (a) through (k), collectively, the “Core Notice Parties”). On February 1, 2018, the Combined Hearing Notice was mailed to all known holders of Claims and Interests as of January 25, 2018 and was published in The Wall Street Journal (U.S. Edition) on February 2, 2018 in compliance with Bankruptcy Rule 2002(l). Such notice is adequate and sufficient pursuant to Bankruptcy Code section 1128, Bankruptcy Rules 2002, 3017, and 3020, the Local Rules, and other applicable law and rules, and no other or further notice is or shall be required.

I.                   Disclosure Statement.

9.                  The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy law, rules, and regulations, including the Securities Act, (b) “adequate information” (as such term is defined in Bankruptcy Code section 1125(a) and used in Bankruptcy Code section 1126(b)(2)) with respect to the Debtors, the Plan, and the transactions contemplated therein, (c) specific descriptions of releases and injunctions related thereto in accordance with Bankruptcy Rule 3016(c), and (d) is approved in all respects. The filing of the Disclosure Statement with the clerk of the Court or its duly appointed agent satisfied Bankruptcy Rule 3016(b).

J.                  Ballot.

10.              The only Class of Claims entitled to vote to accept or reject the Plan (the “Voting Class”) is set forth below:

Class	Designation
4	Second Lien Claims

11.              As set forth and approved in the Scheduling and Solicitation Procedures Order, the Ballot the Debtors used to solicit votes to accept or reject the Plan from the holder in the Voting Class adequately addressed the particular needs of the Chapter 11 Cases and was appropriate for the holder in the Voting Class to vote to accept or reject the Plan. No other or further ballots were required.

K.                Solicitation.

12.              As described in the Voting Report, the solicitation of votes on the Plan complied with (i) the solicitation procedures set forth in the Scheduling and Solicitation Procedures Motion and approved in the Scheduling and Solicitation Procedures Order (the “Solicitation Procedures”), and (ii) sections 1125 and 1126, and all other applicable provisions of, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations, including the registration requirements under the Securities Act and was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, as applicable.

13.              As described in the Voting Report, the Declarations and the Affidavits, as applicable, prior to the Petition Date, the Plan, the Disclosure Statement, and the Ballot (collectively, the “Solicitation Packages”), and, following the Petition Date, the Combined Hearing Notice, were transmitted and served in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, the Scheduling and Solicitation Procedures Order, and any applicable non-bankruptcy law. Transmission and service of the Solicitation Packages and the Combined Hearing Notice were timely, adequate, and sufficient. No further notice is or was required.

14.              As set forth in the Voting Report, the Solicitation Packages were distributed to the holder in the Voting Class that held a Claim as of January 25, 2018, and such notice is reasonable and sufficient.

15.              The period during which the Debtors solicited votes on the Plan was a reasonable and sufficient period of time for the holder in the Voting Class to make an informed decision to accept or reject the Plan.

16.              Under Bankruptcy Code section 1126(f), the Debtors were not required to solicit votes from the holders of Claims in the Unimpaired Classes (as defined below), each of which is conclusively presumed to have accepted the Plan. The Debtors were not required to solicit votes from the holders of Existing Preferred Shares and Existing Common Shares in Class 7 and Class 8, respectively, who are deemed to have rejected the Plan.

17.              The Debtors, the Reorganized Debtors, the Second Lien Agent, and the holder of Second Lien Claims, and each of their respective affiliates, officers, directors, advisors, and agents are entitled to the protection of Bankruptcy Code section 1125(e). The receipt and tabulation of the Ballot from the holder of the Second Lien Claim was proper and in compliance with Bankruptcy Code section 1125(g).

L.                 Tabulation Results.

18.              On February 15, 2018, the Debtors filed the Voting Report, certifying that the sole holder in Class 4 Second Lien Claims voted to accept the Plan. All procedures used to tabulate the Ballot were fair, reasonable, and complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Scheduling and Solicitation Procedures Order, and all other applicable laws, rules, and regulations.

M.               Plan Supplement.

19.              The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Scheduling and Solicitation Procedures Order, and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into, the Plan. Subject to the terms of the Plan, and only consistent therewith, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement as well as the documents set forth therein (including the Schedule of Assumed Contracts), and any such alterations, amendments, updates, or modifications shall be deemed incorporated into the Plan. The Debtors timely filed and served the Plan Supplement Notice on the Core Notice Parties, the Persons and Entities listed on the Debtors’ creditor matrix, and holders of Claims and Interests as of January 25, 2018 and filed and served the Schedule of Assumed Contracts (through the Assumption Notice) on the relevant contract counterparties and the Core Notice Parties, providing them with due, adequate and sufficient notice of—and ample time to review—the Plan Supplement, the proposed Confirmation Order, and the Schedule of Assumed Contracts prior to the Combined Hearing.

N.               Compliance with Bankruptcy Code Requirements—Bankruptcy Code Section 1129(a)(1).

20.              The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123, as required under Bankruptcy Code section 1129(a)(1). In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

(i)	Proper Classification— Bankruptcy Code Sections 1122 and 1123(a)(1).

21.              The Plan satisfies the requirements of Bankruptcy Code sections 1122(a) and 1123(a)(1). Article III of the Plan provides for the separate classification of Claims and Interests, other than Claims of a kind specified in Bankruptcy Code sections 507(a)(2), 507(a)(3) and 507(a)(8), into nine (9) Classes based on differences in the legal nature or priority of such Claims and Interests. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims or Interests. The classification of Claims and Interests in the Plan is reasonable and necessary to implement the Plan. In accordance with Bankruptcy Code section 1122(a), each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(ii)	Specified Unimpaired Classes—Bankruptcy Code Section 1123(a)(2).

22.              The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(2). Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Unimpaired Classes”) are Unimpaired under the Plan within the meaning of Bankruptcy Code section 1124:

Class	Designation
1	Other Priority Claims
2	Other Secured Claims
3	First Lien Claims
5	General Unsecured Claims
6	Intercompany Claims
9	Interests in Debtors other than Rand

23.              Additionally, Article II of the Plan specifies that Allowed Administrative Claims, Professional Fee Claims, Priority Tax Claims, statutory fee claims, and DIP Claims will be paid in full in accordance with the terms of the Plan (unless otherwise agreed by the Debtors, with the consent of Lightship, or the Reorganized Debtors, as applicable, and the relevant holder(s) in accordance with the terms of the Plan), although these Claims are not classified under the Plan.

(iii)	Specified Treatment of Impaired Classes—Bankruptcy Code Section 1123(a)(3).

24.              The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(3). Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of Bankruptcy Code section 1124, and describes the treatment of such Classes:

Class	Designation
4	Second Lien Claims
7	Existing Preferred Shares
8	Existing Common Shares

(iv)	No Discrimination—Bankruptcy Code Section 1123(a)(4).

25.              The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(4). The Plan provides for the same treatment for each Claim or Interest within each respective Class unless the holder of such Claim or Interest has agreed to less favorable treatment of such Claim or Interest, as the case may be.

(v)	Adequate Means for Plan Implementation—Bankruptcy Code Section 1123(a)(5).

26.              The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(5). The provisions in Article IV and elsewhere in the Plan, and in the exhibits and attachments to the Plan, the Plan Supplement, and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including: (a) all actions set forth in Article IV of the Plan; (b) the continued corporate existence of the Reorganized Debtors; (c) the funding of the Plan through the Exit Facility; (d) the authorization, issuance, and delivery of New Common Stock; (e) the cancellation of certain indebtedness, agreements, and existing securities; (f) the cancellation of certain existing Liens and security interests; (g) the composition of the New Board; (h) the revesting of Estate assets in the Reorganized Debtors; (i) the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases; (j) the authorization of and entry into the New Corporate Governance Documents; (k) the indemnification of directors, officers, and employees; (l) the preservation of Retained Causes of Actions by the Reorganized Debtors; (m) the adoption of the Equity Incentive Program; and (n) the taking of all necessary and appropriate actions by the Debtors or Reorganized Debtors, as applicable, to effectuate the transactions under and in connection with the Plan.

(vi)	Voting Power of Equity Securities—Bankruptcy Code Section 1123(a)(6).

27.              The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(6). The Plan provides that the certificates of incorporation and bylaws of the Reorganized Debtors will include, among other things, pursuant to Bankruptcy Code section 1123(a)(6), a provision prohibiting the issuance of non-voting equity securities, and providing for the appropriate distribution of voting power among all classes of equity securities authorized for issuance under the Plan, but only to the extent required by Bankruptcy Code section 1123(a)(6). Forms of such New Corporate Governance Documents were filed as Exhibit 4 to the Plan Supplement.

(vii)	Directors and Officers—Bankruptcy Code Section 1123(a)(7).

28.              The Plan satisfies the requirements of Bankruptcy Code section 1123(a)(7). Article 4.7 of the Plan contains provisions regarding the manner of selection of the directors and officers of the Reorganized Debtors that are consistent with the interests of all holders of Claims and Interests and public policy. In addition, the Reorganized Debtors’ initial directors and officers, to the extent known, have been disclosed prior to the Combined Hearing and, to the extent not known, will be determined in accordance with the New Corporate Governance Documents.

(viii)	Impairment/Unimpairment of Classes—Bankruptcy Code Section 1123(b)(1).

29.              The Plan is consistent with Bankruptcy Code section 1123(b)(1). Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests.

(ix)	Assumption and Rejection of Executory Contracts and Unexpired Leases—Bankruptcy Code Section 1123(b)(2).

30.              The Plan is consistent with Bankruptcy Code section 1123(b)(2) and satisfies the requirements of Bankruptcy Code section 365(b). Article V of the Plan provides for the assumption, assumption and assignment, and rejection of the Debtors’ executory contracts and unexpired leases. The Debtors’ determination regarding the assumption, assumption and assignment or rejection of executory contracts and unexpired leases is based on, and within, the sound business judgment of the Debtors, is necessary to the implementation of the Plan, and is in the best interests of the Debtors, the Estates, holders of Claims and Interests, and other parties in interest in the Chapter 11 Cases. Except as set forth herein and/or in separate orders entered by the Court relating to the assumption of executory contracts and unexpired leases, the Debtors have cured or provided adequate assurances that they will cure defaults (if any) under or relating to each executory contract and unexpired lease assumed under the Plan. In accordance with the Plan, the Debtors filed and served the Assumption Notice on the applicable contract counterparties. The Debtors have provided adequate notice that they are rejecting all executory contracts and unexpired leases of the Debtors that are not listed in the Schedule of Assumed Contracts, as supplemented from time to time.

(x)	Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Bankruptcy Code Section 1123(b)(3).

31.              The Plan is consistent with Bankruptcy Code section 1123(b)(3). Pursuant to Bankruptcy Rule 9019, the provisions of the Plan, as modified by this Confirmation Order, constitute a good-faith compromise of all Impaired Claims and any other Claims as to which the holder of such Claims has agreed to treatment other than payment in full in cash or other treatment that would render the holder of such Claim Unimpaired. The compromise and settlement of such Claims embodied in the Plan is in the best interests of the Debtors, the Estates, and all holders of Claims and Interests, and are fair, equitable, and reasonable.

32.              Article 4.13 of the Plan provides that the Reorganized Debtors will retain and have the exclusive right to enforce, after the Effective Date, any claims, rights, Retained Causes of Action, and Causes of Action the Debtors or the Estates may hold against any Entity, except for those that have been expressly released under the Plan. The provisions in the Plan regarding the preservation of the Retained Causes of Action are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

33.              Article 6.4 of the Plan describes certain releases granted by the Debtors (the “Debtor Releases”). The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Releases. Such releases constitute a necessary and integral element of the Plan, and are fair, reasonable, and in the best interests of the Debtors, the Estates, and holders of Claims and Interests. The Debtor Releases are (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) an integral element of the settlements and transactions incorporated into the Plan; (c) a good-faith settlement and compromise of the Claims released by the Debtors under the Plan; (d) confers a material benefit on, and is in the best interests of, the Debtors and all holders of Claims and Interests; (e) fair, equitable, and reasonable; (f) given, and made, after due notice and opportunity for hearing; (g) consistent with Bankruptcy Code sections 105, 524, 1123, 1129 and 1141, and other applicable provisions of, the Bankruptcy Code and all other applicable law; and (h) a bar to any of the Debtors, the Estates, or any Person or Entity claiming through, on behalf of, or for the benefit of the Debtors or the Estates, asserting any Claim or Cause of Action released by Article VI of the Plan.

34.              Article 6.4 of the Plan, as modified by this Confirmation Order, also describes certain releases granted by holders of Claims against the Debtors and the other Released Parties (the “Third-Party Releases” and, together with the Debtor Releases, the “Releases”). The Third-Party Releases are consensual with respect to the Persons or Entities providing releases. In addition, the Third-Party Releases are necessary and integral elements of the Plan, and are fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all holders of Claims and Interests. The Third-Party Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) an integral element of the settlements and transactions incorporated into the Plan; (c) a good faith settlement and compromise of the claims released by the Third-Party Releases; (d) confers a material benefit on, and is in the best interests of, the Debtors and all holders of Claims and Interests; (e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; (g) consistent with Bankruptcy Code sections 105, 524, 1123, 1129 and 1141, and other applicable provisions of, the Bankruptcy Code and all other applicable law; and (h) a bar to any Persons or Entities providing releases, or any Person or Entity claiming through, on behalf of, or for the benefit of, the Persons or Entities providing releases, asserting any claim or Cause of Action released pursuant to the Third-Party Releases.

35.              The exculpation, described in Article 6.5 of the Plan and as modified by this Confirmation Order (the “Exculpation”), is appropriate under applicable law, was proposed in good faith, the product of extensive good-faith, arm’s-length negotiations with key constituents, and appropriately limited in scope. The record in the Chapter 11 Cases fully supports the Exculpation, which is appropriately tailored to protect the Exculpated Parties. Because the Exculpation is critical to the Plan, and because the Exculpated Parties made substantial contributions to the Chapter 11 Cases, the Exculpation is appropriate.

36.              The injunction provision set forth in Article 6.6 of the Plan (the “Injunction”) is necessary to implement, preserve, and enforce the Debtor Releases, the Third-Party Releases, the Exculpation, and any other provisions of the Plan, and is narrowly tailored to achieve this purpose.

37.              The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article 6.3 of the Plan (the “Lien Release”), except as otherwise expressly provided in the Plan, the Plan Supplement, or this Confirmation Order, is necessary to implement the Plan. The Lien Release is appropriate, fair, equitable, and reasonable and in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

(xi)	Modification of Rights—Bankruptcy Code Section 1123(b)(5).

38.              In accordance with Bankruptcy Code section 1123(b)(5), the Plan modifies or leaves unaffected, as the case may be, the rights of certain holders of Claims and Interests.

(xii)	Additional Plan Provisions—Bankruptcy Code Section 1123(b)(6).

39.              The Plan contains various provisions that may be construed as discretionary but not necessary for Confirmation under the Bankruptcy Code. Any such discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy Code section 1123(b)(6).

(xiii)	Cure of Defaults—Bankruptcy Code Section 1123(d).

40.              In accordance with Bankruptcy Code section 1123(d), Article 5.2 of the Plan provides for the satisfaction of any Cure amounts associated with each executory contract or unexpired lease to be assumed or assumed and assigned pursuant to the Plan in accordance with Bankruptcy Code section 365(b)(1). As set forth above, the Debtors timely filed and served the Assumption Notice, and received one timely objection to the proposed Cure amounts, which has been consensually resolved pursuant to paragraph 62 hereof. Any disputed Cure amounts will be determined in accordance with the procedures set forth in the Scheduling and Solicitation Procedures Order, the Assumption Notice and Article 5.2 of the Plan.

O.               Debtor Compliance with the Bankruptcy Code—Bankruptcy Code Section 1129(a)(2).

41.              The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of Bankruptcy Code section 1129(a)(2). Specifically, each Debtor:

a.	is an eligible debtor under Bankruptcy Code section 109, and a proper proponent of the Plan under Bankruptcy Code section 1121(a);

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.	complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Local Rules, any applicable non-bankruptcy law, rule and regulation, and the Scheduling and Solicitation Procedures Order in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

P.                 Plan Proposed in Good Faith—Bankruptcy Code Section 1129(a)(3).

42.              The Plan satisfies the requirements of Bankruptcy Code section 1129(a)(3). The Debtors have proposed the Plan in good faith and not by any means forbidden by law. Consistent with the overriding purpose of chapter 11, the Debtors filed the Chapter 11 Cases and proposed the Plan with the legitimate purpose of allowing the Debtors to maximize stakeholder value. The Plan fairly achieves a result consistent with the objectives and purposes of the Bankruptcy Code, including the provisions of the Bankruptcy Code favoring consensual reorganizations, such as “prepackaged” chapter 11 cases, and is consistent with the other “prepackaged” cases that have been filed before the Court. In so determining based on the evidence presented to the Court, including the Declarations, the Plan, the Disclosure Statement, and the other motions and pleadings filed and the testimony elicited, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself (including the Plan Supplement), the process leading to Confirmation, and the transactions to be implemented pursuant to the Plan. The Plan is the product of extensive arm’s-length, good-faith, negotiations among the Debtors, the holder of Second Lien Claims, and other parties in interest, is in the best interests of the Debtors, the Estates and holders of Claims and Interests, and is proposed with the honest purpose of substantially reducing the Debtors’ debt obligations and expeditiously making the distributions provided for under the Plan. The Debtors and the Reorganized Debtors, as applicable, and each of their respective officers, directors, employees, advisors and professionals (a) acted in good faith in negotiating, formulating, and proposing the Plan and the agreements, compromises, settlements, transactions, and transfers contemplated thereby, and (b) will be acting in good faith in proceeding to (i) consummate the Plan and the agreements, compromises, settlements, transactions, transfers, and documentation contemplated by the Plan, including, but not limited to, the documents included in the Plan Supplement, and (ii) take any actions authorized and directed or contemplated by this Confirmation Order.

Q.               Payment for Services or Costs and Expenses—Bankruptcy Code Section 1129(a)(4).

43.              The procedures set forth in the Plan for the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of, and are in compliance with, Bankruptcy Code section 1129(a)(4).

R.                Directors, Officers, and Insiders—Bankruptcy Code Section 1129(a)(5).

44.              The Debtors have satisfied the requirements of Bankruptcy Code section 1129(a)(5). To the extent not disclosed in the Plan Supplement, the identities of the Reorganized Debtors’ directors and officers shall be determined in accordance with the New Corporate Governance Documents.

S.                  No Rate Changes—Bankruptcy Code Section 1129(a)(6).

45.              Bankruptcy Code section 1129(a)(6) is not applicable to the Chapter 11 Cases. The Plan proposes no rate change that requires approval of any governmental regulatory commission.

T.                 Best Interest of Creditors—Bankruptcy Code Section 1129(a)(7).

46.              The Plan satisfies the requirements of Bankruptcy Code section 1129(a)(7). The Liquidation Analysis attached to the Disclosure Statement as Exhibit C and the other evidence related thereto in support of the Plan that was proffered or adduced in the Declarations or at, prior to, or in connection with, the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that each holder of an Allowed Claim or Interest in an Impaired Class either (i) has accepted the Plan or (ii) will receive or retain at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

U.                Acceptance by Certain Classes—Bankruptcy Code Section 1129(a)(8).

47.              Classes 1, 2, 3, 5, 6, and 9 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with Bankruptcy Code section 1126(f). Class 4 is the only Impaired Class entitled to vote on the Plan. As set forth in the Voting Report, the Voting Class has voted to accept the Plan. The Plan has not been accepted by all Impaired Classes because the holders of Interests in Classes 7 and 8 are deemed to have rejected the Plan. Nonetheless, based on the record before the Court, the Plan is confirmable because, in accordance with Bankruptcy Code sections 1129(a)(10) and 1129(b), it does not discriminate unfairly and is fair and equitable with respect to Classes 7 and 8 and thus satisfies Bankruptcy Code section 1129(b)(1).

V.               Treatment of Claims Entitled to Priority Under Bankruptcy Code Section 507(a)—Bankruptcy Code Section 1129(a)(9).

48.              The treatment of Administrative Claims, Professional Fee Claims, Priority Tax Claims, and DIP Claims under Article II of the Plan, satisfies the requirements of, and complies in all respects with, Bankruptcy Code section 1129(a)(9).

W.               Acceptance by At Least One Impaired Class—Bankruptcy Code Section 1129(a)(10).

49.              The Plan satisfies the requirements of Bankruptcy Code section 1129(a)(10). As evidenced by the Voting Report, the sole holder of Class 4 Second Lien Claims, which are Impaired under the Plan, voted to accept the Plan, determined without including any acceptance of the Plan by any insider (as that term is defined in Bankruptcy Code section 101(31)).

X.                Feasibility—Bankruptcy Code Section 1129(a)(11).

50.              The Plan satisfies the requirements of Bankruptcy Code section 1129(a)(11). The Financial Projections attached to the Disclosure Statement as Exhibit D and the other evidence supporting Confirmation of the Plan proffered or adduced by the Debtors in the Declarations or at, prior to, or in connection with, the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that Confirmation is not likely to be followed by the liquidation or need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan. Furthermore, the financing and other transactions contemplated under the Plan will enable the Debtors to continue their current operations and will eliminate a substantial portion of their funded debt. The Debtors have demonstrated a reasonable assurance of the Plan’s prospects for success.

Y.                Payment of Fees—Bankruptcy Code Section 1129(a)(12).

51.              The Plan satisfies the requirements of Bankruptcy Code section 1129(a)(12). Article II of the Plan provides for the payment of all fees payable by the Debtors under section 1930 of title 28 of the United States Code.

Z.                 Continuation of Retiree Benefits—Bankruptcy Code Section 1129(a)(13).

52.              The Debtors do not incur liability for retiree benefits or the payment of retiree benefits subject to Bankruptcy Code sections 1114 or 1129(a)(13). Accordingly, Bankruptcy Code section 1129(a)(13) is inapplicable to the Chapter 11 Cases.

AA.           Non-Applicability of Certain Sections—Bankruptcy Code Sections 1129(a)(14), (15), and (16).

53.              Bankruptcy Code sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) do not apply to the Chapter 11 Cases. The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations.

BB.           Confirmation of Plan Over Non-Acceptance of Impaired Class—Bankruptcy Code Section 1129(b).

54.              The Plan satisfies the requirements of Bankruptcy Code section 1129(b). Notwithstanding the fact that Classes 7 and 8 are deemed to reject the Plan, the Plan may be confirmed pursuant to Bankruptcy Code section 1129(b)(1). Based on the persuasive and credible evidence, all of the requirements of Bankruptcy Code section 1129(a) other than Bankruptcy Code section 1129(a)(8) have been met. The Plan has been proposed in good faith, is fair and equitable, and does not discriminate unfairly with respect to all Classes, including Classes 7 and 8, because similarly situated creditors and holders of Interests will receive substantially similar treatment on account of their Claims and Interests, irrespective of the Class in which they are classified. Under the Plan, no recovery is provided on account of any Claim or Interest that is junior to Classes 7 and 8, and no holder of a Claim in a Class senior to such Classes is receiving more than 100% on account of its Claim. The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

CC.           Only One Plan—Bankruptcy Code Section 1129(c).

55.              The Plan satisfies the requirements of Bankruptcy Code section 1129(c). The Plan is the only chapter 11 plan filed in each of the Chapter 11 Cases.

DD.           Principal Purpose of the Plan—Bankruptcy Code Section 1129(d).

56.              The Plan satisfies the requirements of Bankruptcy Code section 1129(d). As evidenced by its terms, the principal purpose of the Plan is not the avoidance of taxes or the avoidance of the requirements of section 5 of the Securities Act, and there has been no filing by a governmental unit (as defined in Bankruptcy Code section 101(27)) asserting any such attempted avoidance.

EE.            Small Business Case—Bankruptcy Code Section 1129(e).

57.              The Chapter 11 Cases are not small business cases within the meaning of the Bankruptcy Code. Accordingly, Bankruptcy Code section 1129(e) is inapplicable to the Chapter 11 Cases.

FF.            Good Faith Solicitation—Bankruptcy Code Section 1125(e).

58.              Based on the record before the Court, (a) the Debtors, (b) the Second Lien Agent and Second Lien Lender, (c) the Professionals of the Debtors and the legal and financial advisors to the Second Lien Agent and Second Lien Lender, as applicable, and (d) the respective successors, predecessors, control persons, members, officers, directors, employees and agents of each of the entities in (a) through (c), (i) have acted in “good faith” within the meaning of Bankruptcy Code section 1125(e) and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any applicable non-bankruptcy law, rule, or regulation in connection with all their respective activities relating to the Plan, including the solicitation of acceptances to the Plan, and (ii) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable non-bankruptcy law in the offer, issuance, sale, or purchase of a security, offered, or sold under the Plan, and are entitled to the protections afforded by Bankruptcy Code section 1125(e).

GG.          Valuation.

59.              The valuation analysis contained in the Disclosure Statement and the Declarations provide the basis for the Plan, and the estimated going concern value of the Reorganized Debtors is reasonable and credible. All parties in interest have been given the opportunity to challenge the valuation analysis and none have. The valuation analysis (a) is reasonable, persuasive, credible, and accurate and (b) relies on reasonable and appropriate methodologies and assumptions.

HH.          Satisfaction of Confirmation Requirements.

60.              Based on the foregoing and all other pleadings and evidence proffered or adduced at or prior to the Combined Hearing, the Plan and the Debtors satisfy the requirements for Confirmation set forth in Bankruptcy Code section 1129.

II.                Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

61.              Each of the conditions precedent to the Effective Date, as set forth in Article 8.2 of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article 8.3 of the Plan.

JJ.              Implementation of Plan.

62.              All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents and agreements, and any actions required of the Debtors or the Reorganized Debtors pursuant to the Plan, are essential elements of the Plan, and consummation of each such agreement or the taking of any such action is in the best interests of the Debtors, the Estates, and holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining to enter into the contemplated agreements, and the agreements have been negotiated in good faith, at arm’s-length, are fair and reasonable, and shall, upon completion of such documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law. The Debtors and the Reorganized Debtors, as applicable, are authorized and directed to take any action reasonably necessary or appropriate to consummate such agreements and the transactions contemplated thereby, in all cases consistent with the terms of the Plan.

KK.          The Exit Facility.

63.              The Exit Facility is an essential element of the Plan, was proposed in good faith, is critical to the success and feasibility of the Plan and is necessary and appropriate for consummation and implementation of the Plan and the transactions contemplated thereby and to the operation of the Reorganized Debtors. The Exit Facility constitutes reasonably equivalent value and fair and valuable consideration and is in the best interests of the Debtors, the Estates, holders of Claims or Interests, and all other parties in interest. Ally Bank, as agent under the Exit Facility Credit Agreement, and the Exit Facility Lenders, and each of their respective agents, affiliates, current and former officers, directors, employees, managers, attorneys, financial advisors, accountants, investment bankers, consultants, management companies, or other professionals or representatives participated in good-faith, arm’s-length negotiations with respect to the Exit Facility, and all other agreements (including the Exit Facility Credit Agreement), instruments, and ancillary documents to be executed and/or delivered in connection with the foregoing (including, but not limited to, any amendment and restatement agreements, supplemental agreements, intercreditor agreements, subordination agreements, guarantee agreements, pledge and security agreements, mortgages or deeds of trust, exhibits, and schedules to any agreement or document, certificates, financing statements to be filed in accordance with the Uniform Commercial Code or other applicable law, account control agreements, customary opinions as may be agreed between the Reorganized Debtors and the Exit Facility Agent under the Exit Facility, and any other document used to create a validly created, attached, enforceable and perfected security interest) (collectively, the “Exit Facility Documents”). Any credit extended, letters of credit issued for the account of, or loans made to, the Reorganized Debtors by the Exit Facility Lenders pursuant to the Exit Facility Credit Agreement shall be deemed to have been and has been extended, issued and made in good faith and for legitimate business purposes. The Exit Facility Agent and the Exit Facility Lenders and each of their respective agents, affiliates, current and former officers, directors, employees, managers, attorneys, financial advisors, accountants, investment bankers, consultants, management companies, or other professionals or representatives are therefore entitled to any and all releases, indemnifications, or other protections as set forth in the Exit Facility Documents. The Debtors exercised reasonable business judgment in determining to enter into the Exit Facility and have provided sufficient and adequate notice thereof, and the terms and conditions of the Exit Facility Documents are fair and reasonable.

LL.            Disclosure of Facts.

64.              The Debtors have disclosed all material facts regarding the Plan, including with respect to the consummation of the Plan, and the fact that each Debtor will emerge from its chapter 11 case as a validly existing corporation, limited liability company, partnership, or other form, as applicable, with separate assets, liabilities, and obligations.

RR.           Waiver of Stay.

65.              Notwithstanding Bankruptcy Rules 3020(e) and 7062 (and notwithstanding any other applicable provision of the Bankruptcy Code or the Bankruptcy Rules to the contrary), it is appropriate (a) to waive the stay and (b) for this Confirmation Order to be effective and enforceable immediately upon entry.

ORDER

NOW, THEREFORE, IT IS ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:

1.                  Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. Any finding of fact shall constitute a finding of fact even if it is referred to as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is referred to as a finding of fact.

2.                  Disclosure Statement. For the reasons set forth herein, the Disclosure Statement (a) contains sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy law, rules and regulations, including the Securities Act, (b) contains “adequate information” (as such term is defined in Bankruptcy Code section 1125(a)(1) and used in Bankruptcy Code section 1126(b)(2)) with respect to the Debtors, the Plan and the transactions contemplated therein and (c) is approved in all respects.

3.                  Ballot. The Ballot, which was approved in all respects pursuant to the Scheduling and Solicitation Procedures Order, is in compliance with Bankruptcy Rule 3018(c) and conforms to Official Form B14.

4.                  Solicitation. The solicitation of votes on the Plan (a) complied with Bankruptcy Code sections 1125 and 1126, Bankruptcy Rules 3017 and 3018, all other provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations, (b) was appropriate and satisfactory, and (c) is approved in all respects.

5.                  Notice of the Combined Hearing. Notice of the Combined Hearing was appropriate and satisfactory and is approved in all respects.

6.                  Modifications to the Plan. After the Confirmation Date, the Debtors may, subject to the consent of Lightship, institute proceedings in the Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or this Confirmation Order.

7.                  Deemed Acceptance of the Plan as Modified. In accordance with Bankruptcy Code section 1127 and Bankruptcy Rule 3019, all holders of Claims who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan, as amended or modified, without additional disclosure pursuant to Bankruptcy Code section 1125. No holder of a Claim shall be permitted to change its vote as a consequence of such amendments or modifications.

8.                  Confirmation of the Plan. The Plan, including the Plan Supplement, and each of its provisions (whether or not specifically approved herein) is and are CONFIRMED in each and every respect, pursuant to Bankruptcy Code section 1129. The terms of the Plan and the Plan Supplement (subject to any further modifications) are hereby approved and this Confirmation Order is effective as of the date hereof. The Plan, including the Plan Supplement, is incorporated by reference into, and is an integral part of, this Confirmation Order.

9.                  Objections. Except for the objection of the United States which is resolved by the inclusion of paragraph 59 herein, all objections, responses to, statements and comments, if any, in opposition to, and all reservations of rights pertaining to Confirmation or approval of the Disclosure Statement that (a) have not been withdrawn, waived, or settled or (b) are not cured by the relief granted herein are overruled in their entirety on the merits. All withdrawn objections, if any, are deemed withdrawn with prejudice.

10.              No Action Required. Under the provisions of applicable non-bankruptcy law, including section 303 of the General Corporation Law of the State of Delaware and Bankruptcy Code section 1142(b), the transactions contemplated by the Plan shall be approved and effective as of the Effective Date and the Plan may be consummated without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, without further application to, or any further order of, the Court, and without any requirement for further action by the Debtors, their board of directors, officers, managers, members, stockholders, or any other Person or Entity, and with the effect that such actions had been taken by unanimous action of such directors, officers, managers, members or stockholders. After the Effective Date, each of the documents related to the Plan will be a legal, valid and binding obligation of the Debtors or the Reorganized Debtors, enforceable against and by such Debtors and Reorganized Debtors in accordance with the respective terms thereof.

11.              Binding Effect. Upon the occurrence of the Effective Date, the terms of the Plan (including all documents and agreements executed pursuant thereto or in connection therewith, including those contained the Plan Supplement) and this Confirmation Order are immediately effective and enforceable and deemed binding on the Debtors, the Estates, the Reorganized Debtors, all holders of Claims or Interests (regardless of whether such holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Persons or Entities that are parties to or are subject to the settlements, compromises, Releases, Exculpations, and the Injunction described in the Plan, all non-Debtor parties to executory contracts and unexpired leases with the Debtors, any Person or Entity making an appearance in the Chapter 11 Cases, and any other party in interest in the Chapter 11 Cases. The rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person or Entity. The Plan and related documents constitute legal, valid, binding and authorized obligations of the respective parties thereto and shall be enforceable in accordance with their terms. Pursuant to section 1142(a) of the Bankruptcy Code, the Plan and its related documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

12.              Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan, this Confirmation Order, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Retained Causes of Action, and any property acquired by the any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, encumbrances, Interests, and other interests, except for the Liens and Claims established under the Plan. On and after the Effective Date, except as otherwise provided in the Plan and in this Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by the Plan or this Confirmation Order as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments and other materials comprising the Plan Supplement.

13.              Exit Facility. On the Effective Date, the Reorganized Debtors are authorized to (i) enter into the Exit Facility, (ii) grant any Liens and security interests and incur the indebtedness as required under, and in accordance with the terms and conditions of, the Exit Facility, and (iii) issue, execute, and deliver all documents, instruments and agreements necessary or appropriate to implement and effectuate all obligations under the Exit Facility, with each of the foregoing being acceptable to Lightship, and to take all other actions necessary to implement and effectuate borrowings under the Exit Facility. On the Effective Date, the Exit Facility, together with new promissory notes, if any, evidencing obligations of the Reorganized Debtors thereunder, and all other documents, instruments, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date shall become effective. The new promissory notes issued pursuant to the Exit Facility and all obligations under the Exit Facility and related documents shall be paid as set forth in the Exit Facility and related documents.

14.              The Exit Facility Credit Agreement (as may be modified through the Effective Date) shall constitute a legal, valid, binding and authorized obligation of the Reorganized Debtors, shall be deemed approved by this Confirmation Order, and shall be enforceable in accordance with its terms. The financial accommodations to be extended thereunder are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

15.              On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility (i) shall be deemed to be approved and granted for reasonably equivalent value, (ii) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Credit Agreement, (iii) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Credit Agreement, and (iv) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

16.              The Persons or Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal or other law that would be applicable in the absence of the Plan and this Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of this Confirmation Order).

17.              Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Court shall not have jurisdiction over any matters first arising under the Exit Facility after the Effective Date.

18.              Cancellation of Securities and Agreements. On the Effective Date, except as otherwise specifically provided for in the Plan: (i) the obligations of the Debtors under any note, bond, indenture, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of the Debtors in connection with Claims and Interests, including the First Lien Claims, Second Lien Claims, Other Secured Claims, Existing Preferred Shares, and Existing Common Shares (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of a Debtor that are specifically reinstated pursuant to the Plan), shall be deemed cancelled, surrendered, and terminated, and of no further force or effect, without further act or action (and the securities deemed surrendered), and as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, or similar documents governing the notes, bonds, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of a Debtor that are specifically reinstated pursuant to the Plan) in connection with Claims and Interests, including the First Lien Claims, Second Lien Claims, Other Secured Claims, Existing Preferred Shares, and Existing Common Shares, shall be released and discharged; provided, however, that, notwithstanding the foregoing, (i) the First Lien Credit Agreement shall continue in effect for the limited purpose of (a) allowing the First Lien Agent to make any distributions on account of the First Lien Claims pursuant to the terms of the Plan, to perform such other necessary administrative or other functions with respect thereto, and for the First Lien Agent to have the benefit of all the rights and protections and other provisions of the First Lien Credit Agreement vis-à-vis the holders of the First Lien Claims, and (b) permitting the First Lien Agent to assert any right to indemnification, contribution, or other claim it may have under the First Lien Credit Agreement, subject to any and all defenses any party may have under the Plan or applicable law to any such asserted rights or claims and (ii) the Second Lien Credit Agreement shall continue in effect for the limited purpose of (a) allowing the Second Lien Agent to make any distributions on account of the Second Lien Claims pursuant to the terms of the Plan, to perform such other necessary administrative or other functions with respect thereto, and for the Second Lien Agent to have the benefit of all the rights and protections and other provisions of the Second Lien Credit Agreement vis-à-vis the holders of the Second Lien Claims, and (b) permitting the Second Lien Agent to assert any right to indemnification, contribution, or other claim it may have under the Second Lien Credit Agreement, subject to any and all defenses any party may have under the Plan or applicable law to any such asserted rights or claims. For the avoidance of doubt, nothing in this paragraph shall result in any obligation, liability, or expense of the Debtors or Reorganized Debtors or affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, this Confirmation Order, or the Plan, or result in any additional obligation, expense, or liability of the Debtors or Reorganized Debtors. For the avoidance of doubt, Article 4.8, Article VI and Article 10.3 of the Plan shall not affect, impair or otherwise modify the requirement of the Debtors or the Reorganized Debtors, as applicable, to provide holders of Allowed Claims (whether asserted before or after the Effective Date) with the treatment set forth in Article 3.3 of the Plan.

19.              Assertion and Resolution of Claims. Notwithstanding anything in the Plan or this Confirmation Order to the contrary (including, without limitation, Article IX of the Plan), (i) holders of Claims in Classes 1, 2, 3, 5 or 6 shall not be required to file a Proof of Claim with the Bankruptcy Court and, unless they file a Proof of Claim, shall not be subject to any claims resolution process in Bankruptcy Court in connection with their Claims, (ii) holders of Claims in Classes 1, 2, 3, 5 or 6 shall retain all of their rights under applicable nonbankruptcy law to pursue those Claims against the Debtors or the Reorganized Debtors, as applicable, in any forum with jurisdiction over the parties and the Debtors and the Reorganized Debtors and the parties shall retain all defenses, counterclaims, rights to setoff, and rights to recoupment as to those Claims and (iii) payment of Claims in Classes 1, 2, 3, 5 or 6 is subject to the rights of the Debtors and, after the Effective Date, the Reorganized Debtors to dispute such Claim, in the case of such a Claim as to which no Proof of Claim has been filed, in a forum with jurisdiction over the parties in accordance with applicable nonbankruptcy law and, in the case of such a Claim as to which a Proof of Claim has been filed, in the Bankruptcy Court. For the avoidance of doubt, Allowed Claims shall receive the treatment provided for in the Plan and this Confirmation Order.

20.              Distributions. The procedures governing distributions contained in Article VII of the Plan shall be, and hereby are, approved in their entirety.

21.              Preservation of Retained Causes of Action. Unless any Cause of Action against a holder of a Claim or Interest or other Person or Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, in accordance with Bankruptcy Code section 1123(b), the Reorganized Debtors shall retain all rights to commence, pursue, litigate, or settle, as appropriate, any and all Retained Causes of Action, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Chapter 11 Cases, notwithstanding the occurrence of the Effective Date. No Person or Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon or after the Confirmation of the Plan or the Effective Date of the Plan based on the Plan or the Confirmation Order. The Reorganized Debtors reserve and shall retain the foregoing Causes of Action notwithstanding the rejection of any executory contract or unexpired lease during the Chapter 11 Cases or pursuant to the Plan. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Court.

22.              Subordination. Except as expressly provided in the Plan or this Confirmation Order, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto. However, the Debtors reserve the right to reclassify any Allowed Claim (other than First Lien Claims and Second Lien Claims) or Interest in accordance with any contractual, legal, or equitable subordination relating thereto. If any claim is reclassified as set forth in Article 3.9 of the Plan, the holder of such Claim shall be provided notice of such reclassification.

23.              Directors and Officers of the Reorganized Debtors. The Reorganized Debtors’ initial directors and officers, to the extent known, have been disclosed prior to the Combined Hearing. To the extent that any director or officer has not yet been determined, such determination will be made in accordance with the New Corporate Governance Documents and such appointment is hereby approved.

24.              Release of Liens. Except as otherwise provided in this Confirmation Order, the Plan, the Plan Supplement, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, and other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, and other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or filing required to be made by the Debtors. To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan (or any agent for such holder) has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, as soon as reasonably practicable on or after the Effective Date, such holder (or any agent for such holder) shall take any and all steps reasonably requested by the Debtors, the Reorganized Debtors, or the Exit Facility Agent under the Exit Facility Documents that are reasonably necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings at the sole cost and expense of the Reorganized Debtors, and the Reorganized Debtors shall be entitled to make any such filings or recordings approved by such holder (such approval not to be unreasonably withheld, delayed or conditioned) on such holder’s behalf.

25.              Assumption or Rejection of Executory Contracts and Unexpired Leases. Except as otherwise provided in the Plan, the Plan Supplement, or the Confirmation Order, as of the Effective Date, the Debtors shall be deemed to have rejected each executory contract or unexpired lease to which the Debtors are a party as of the Petition Date unless any such contract or lease (a) was previously assumed or rejected upon motion by a Final Order, (b) previously expired or terminated pursuant to its own terms, (c) is the subject of any pending motion, including to assume, to assume on modified terms, to reject, or to make any other disposition filed by the Debtors on or before the Confirmation Date, or (d) is identified on the Schedule of Assumed Contracts. This Confirmation Order constitutes an order of the Court approving the assumption or rejection of executory contracts and unexpired leases pursuant to Bankruptcy Code sections 365 and 1123 as of the Effective Date. Notwithstanding anything in this Confirmation Order or the Plan to the contrary, no contract with a governmental unit (as defined in Bankruptcy Code section 101(27) may be added to the Schedule of Assumed Contracts unless the applicable governmental unit consents to such assumption if required by applicable law.

26.              Cure Claims. Any monetary defaults under each executory contract and unexpired lease to be assumed or assumed and assigned under the Plan shall be satisfied pursuant to Bankruptcy Code section 365(b)(1) by the Cure. The Debtors shall, at their option, with the consent of Lightship, resolve any dispute in accordance with Article 5.2 of the Plan.

27.              Adequate Assurance of Future Performance. Except as otherwise provided in this Confirmation Order or the Plan, the only adequate assurance of future performance of any executory contract or unexpired lease that is assumed in connection with the Plan shall be the promise of the applicable Reorganized Debtor to perform all obligations under any executory contract or unexpired lease under the Plan. No other adequate assurance shall be necessary to satisfy Bankruptcy Code section 365.

28.              Rejection Damage Claims. If the rejection of an executory contract or unexpired lease pursuant to the Plan or otherwise results in a Rejection Damages Claim, then such Rejection Damages Claim shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors or their properties, or any of their interests in properties as agents, successors or assigns, unless a Proof of Claim is filed with the Claims and Voting Agent either (a) on or before the date that is the first Business Day that is thirty (30) days after the Court’s entry of an order authorizing the rejection of an executory contract or unexpired lease or (b) if such executory contract or unexpired lease is removed from the Schedule of Assumed Contracts and deemed rejected, within thirty (30) days of such counter-party receiving notice of such rejection.

29.              Indemnification. All Indemnification Obligations currently in place for the current and former directors, officers, employees, attorneys, other professionals and agents of each of the Debtors and such current and former directors’ and officers’ respective affiliates shall be continuing obligations of the Reorganized Debtors solely to the extent necessary to permit coverage of all such persons under any Runoff Endorsements; provided that in no event shall any such claim for indemnity be recoverable from the Reorganized Debtors as opposed to under such Runoff Endorsements.

30.              After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Insurance Policies (including the Runoff Endorsements) then in effect. Directors and officers of the Reorganized Debtors shall be indemnified by the Reorganized Debtors as provided in the New Corporate Governance Documents and new D&O Insurance Policies to be obtained by or on behalf of the Reorganized Debtors with the consent of Lightship. Any modifications of, amendments to, or the procuring of, insurance for current or former directors, officers, employees, attorneys or other professionals and agents of the Debtors or the Reorganized Debtors, as applicable, shall require the consent of Lightship.

31.              Release, Exculpation, and Injunction Provisions. For the reasons set forth herein, the Release, Exculpation, Injunction, and related provisions set forth in Article VI of the Plan, all of which are incorporated herein by reference, are approved and authorized in their entirety, and such provisions are effective and binding on all Persons or Entities to the extent provided herein and therein.

32.              Notwithstanding anything in this Confirmation Order or the Plan to the contrary, Article 6.2 of the Plan shall only apply to Impaired Claims and any other Claims as to which the holder of such Claims has agreed to treatment other than payment in full in cash or other treatment that would render the holder of such Claim Unimpaired.

33.              The definition of “Exculpated Parties,” as set forth in Article 1.2(a)(42) of the Plan is hereby amended to read as follows: “Exculpated Parties” means, collectively, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Debtors’ officers and directors that served during the pendency of the Chapter 11 Cases, and (iv) all Professionals retained in the Chapter 11 Cases.

34.              Authorization to Consummate. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article VIII of the Plan.

35.              Administrative Claims Bar Date. The holder of an Administrative Claim (other than Professional Fee Claims) must file with the Court and serve on the Reorganized Debtors notice of such Administrative Claim no later than forty-five (45) days after the Effective Date. Such notice must include at a minimum (i) the name of the Debtor(s) purported to be liable for the Administrative Claim, (ii) the name of the holder of the Administrative Claim, (iii) the amount of the Administrative Claim, and (iv) the basis for the Administrative Claim. Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred and such Administrative Claim shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be filed and served on the Reorganized Debtors and the requesting party no later than the 75th day after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim previously Allowed by Final Order, including all Administrative Claims expressly Allowed under the Plan.

36.              Notwithstanding anything in this Confirmation Order or the Plan to the contrary, the Administrative Claims Bar Date shall not apply to (i) any liability incurred and payable in the ordinary course of business by the Debtors, (ii) any Administrative Claim that has been Allowed on or before the Effective Date or (iii) Administrative Claims described in Bankruptcy Code section 503(b)(1)(B), (C) or (D).

37.              Professional Compensation. All requests for compensation or reimbursement of Professional Fee Claims from the Petition Date through the Effective Date shall be filed with the Court no later than sixty (60) days after the Effective Date; provided that the Reorganized Debtors may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date, without further Court order. Objections to any Professional Fee Claims must be filed and served on the Reorganized Debtors and the requesting party no later than twenty (20) days after such Professional Fee Claim is filed with the Court.

38.              Statutory Fees. On or before the Effective Date, the Debtors shall pay, in full, in Cash, any fees pursuant to section 1930 of title 28 of the United States Code that are due and owing before the Effective Date. On and after the Effective Date, the Reorganized Debtors shall be responsible for paying fees pursuant to section 1930 of title 28 of the United States Code until the Chapter 11 Cases are closed, dismissed, or converted.

39.              Fees and Expenses of Lightship and First Lien Agent. On the Effective Date, the Debtors shall pay any and all unpaid reasonable and documented fees and expenses of Lightship, without the need for any such party to file an application or otherwise seek Court approval. The reimbursement of Lightship’s professionals and advisors shall be limited to: (i) White & Case LLP, (ii) Houlihan Lokey Capital Inc., (iii) Stikeman Elliot LLP, (iv) Seward & Kissel LLP, (v) Kieselstein Law Firm, PLLC, (vi) RSM US LLP, and (vii) Fox Rothschild LLP, in each case incurred in connection with the Chapter 11 Cases prior to the Effective Date.

40.              On the Effective Date, the Debtors shall pay any and all unpaid reasonable and documented fees and expenses of the First Lien Agent owed under the First Lien Credit Agreement, without the need for any such party to file an application or otherwise seek Court approval.

41.              Exemption from Transfer Taxes. Pursuant to, and to the fullest extent permitted by, Bankruptcy Code section 1146(a), any transfer pursuant to, in contemplation of, or in connection with, the Plan, including for (i) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (ii) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (iii) the making, assignment, or recording of any lease or sublease; or (iv) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to, the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

42.              Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized and directed to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan and this Confirmation Order.

43.              Continued Effect of Stays and Injunction. Except as otherwise set forth in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under Bankruptcy Code sections 105 or 362, or any order of the Court, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

44.              Non-Severability of Plan Provisions Upon Confirmation. Each term and provision of the Plan, including the Plan Supplement and all exhibits and schedules thereto and all other documents filed in connection with the Plan, or executed or to be executed in connection with transactions contemplated by the Plan, and all amendments and modifications of any of the foregoing made pursuant to the provision of the Plan governing such amendments and modifications are: (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors (with the consent of Lightship) or the Reorganized Debtors, as applicable; and (c) non-severable and mutually dependent.

45.              Post-Confirmation Modifications. Subject to the limitations set forth in the Plan, after entry of this Confirmation Order, the Debtors may, subject to the consent of Lightship, amend or modify the Plan, in accordance with Bankruptcy Code section 1127(b).

46.              Applicable Non-Bankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

47.              Waiver of Filings. Any requirement under Bankruptcy Code section 521 or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Court or the U.S. Trustee is permanently waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

48.              Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

49.              Section 1145 Exemption. The offering, issuance, and distribution of the New Common Stock shall be exempt from the registration and prospectus delivery requirements of the Securities Act and any other applicable laws requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution, or sale of securities pursuant to Bankruptcy Code section 1145.

50.              Notices of Confirmation and Effective Date. Within five (5) Business Days following the occurrence of the Effective Date, the Reorganized Debtors shall serve notice of entry of this Confirmation Order and the occurrence of the Effective Date (the “Notice of Effective Date”), substantially in the form attached hereto as Exhibit 1, which form is hereby approved, on all holders of Claims and Interests as of January 25, 2018, all Persons or Entities listed on the Debtors’ creditor matrix, and the Core Notice Parties. Notwithstanding the above, no service of any kind of the Notice of Effective Date shall be required to be mailed or made upon any Person or Entity to whom the Debtors mailed notice of the Combined Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Person or Entity or are otherwise aware of that Person’s or Entity’s new address. Service of the Notice of Effective Date described herein in the time and manner set forth herein shall constitute due, adequate and sufficient notice, and no other or further notice shall be necessary.

51.              Post-Effective Date Notice Pursuant to Bankruptcy Rule 2002. After the Effective Date, any Persons or Entities that want to continue to receive notice in the Chapter 11 Cases must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002 no later than thirty (30) days after the Effective Date; provided, however; that the U.S. Trustee shall be excused from this requirement and shall remain on the Bankruptcy Rule 2002 service list. To the extent a renewed request is not timely filed with the Court, the Reorganized Debtors are authorized to limit notice and not include such Persons or Entities on any post-Effective Date Bankruptcy Rule 2002 service list.

52.              Reversal or Failure of Consummation.

53.              If it is determined that the Effective Date shall not and cannot occur or the terms contemplated by the Plan and this Confirmation Order, then the Plan shall be null and void in all respects, and nothing contained in the Plan and no acts taken in preparation for consummation of the Plan shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtors or any other Person or Entity, (ii) prejudice in any manner the rights of the Debtors or any Person or Entity, including Lightship, in further proceedings involving the Debtors, or (iii) constitute an admission of any sort by any Debtors or any other Person or Entity, including Lightship.

54.              Termination of the Restructuring Support Agreement. On the Effective Date, the Restructuring Support Agreement will terminate in accordance with section 7 thereof.

55.              Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated in any document, the laws of the State of New York (without giving effect to the principles of conflicts of laws) shall govern the rights, obligations, construction and implementation of the Plan and any agreements, documents, instruments or contracts executed or entered into in connection with the Plan, unless otherwise specified.

56.              Cooperation by DTC. The Depository Trust Company (“DTC”), and any participants and intermediaries, shall fully cooperate and facilitate the cancellation and extinguishment of the Existing Preferred Shares and Existing Common Shares, as applicable, pursuant to the Plan. DTC shall be required to accept and conclusively rely upon the Plan and this Confirmation Order in lieu of a legal opinion regarding the cancellation and extinguishment of the Existing Preferred Shares and Existing Common Shares including, without limitation, from DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, the cancellation and extinguishment of the Existing Preferred Shares and Existing Common Shares from DTC book entry delivery, settlement, and depository services.

57.              Definition of “Allowed”. Notwithstanding anything to the contrary in the Plan or the Disclosure Statement, “Allowed” shall mean, with reference to any Claim or Interest, (i) a Claim or Interest (or a portion thereof) that is neither Disputed, contingent nor unliquidated, and, if filed with the Bankruptcy Court or Claims and Voting Agent, as to which the Debtors or any other party in interest has not filed an objection or requested estimation by the Claims Objection Deadline or such other applicable period of limitation fixed by the Bankruptcy Court; (ii) a Claim or Interest that is allowed (x) pursuant to the Plan, (y) in any stipulation that is approved by the Bankruptcy Court or (z) pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (iii) a Claim relating to a rejected Executory Contract or Unexpired Lease that has been allowed by a Final Order; (iv) a Claim that is listed in the Schedules (to the extent the Debtors file Schedules in the Chapter 11 Cases) as liquidated, noncontingent, and undisputed and as to which no objection has been filed; or (v) any other Claim or Interest that has been allowed by a Final Order. If a Claim is “Allowed” only in part, references to “Allowed Claims” include and are limited to the portion of such Claim that is Allowed. For the avoidance of doubt, a Claim that is Disputed is not an Allowed Claim.

58.              Collective Bargaining Agreements. Notwithstanding anything in the Plan or Plan Supplement to the contrary, the Debtors shall make any and all payments due under the assumed (i) Collective Bargaining Agreement for Unlicensed Personnel by and between the International Organization of Masters, Mates & Pilots, AFL-CIO and Grand River (the “Unlicensed Personnel CBA”), and (ii) Collective Bargaining Agreement for Licensed Personnel by and between the International Organization of Masters, Mates & Pilots, AFL-CIO and Grand River (the “Licensed Personnel CBA” and, together with the Unlicensed Personnel CBA, the “Collective Bargaining Agreements”), accrued prior to the Effective Date in the ordinary course. Any dispute with regards to amounts owed under the assumed Collective Bargaining Agreements accrued on or after the Effective Date shall be resolved pursuant to the terms of the Collective Bargaining Agreements and applicable law. Additionally, this Confirmation Order and the Plan shall not (a) discharge any, rights, claims or defenses regarding amounts determined to be owed to or by (i) the M.M. & P. Health & Benefit Plan, (ii) the M.M. & P. Individual Retirement Account Plan, and (iii) the M.M. & P. Maritime Advancement, Training, Education and Safety Program accrued before or after the Effective Date or (b) limit or otherwise modify the tolling of any statute of limitations with respect to any such rights, claims or defenses as set forth in section 108 of the Bankruptcy Code.

59.              Reservation of Rights in Favor of Governmental Units. Notwithstanding any provision in the Plan, this Confirmation Order or the related plan documents, nothing discharges or releases the Debtors, the Reorganized Debtors or any non-debtor from any claim, liability or cause of action of the United States or any State, or impairs the ability of the United States or any State to pursue any claim, liability or cause of action against any Debtor, Reorganized Debtor or non-debtor. Contracts, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests or agreements with the United States or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law. All claims, liabilities, causes of action, or defenses of or to the United States or any State shall survive the Chapter 11 Cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, defenses, claims, liabilities, or causes of action would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, that nothing in the Plan or this Confirmation Order shall alter any legal or equitable rights or defenses of the Debtors or the Reorganized Debtors under nonbankruptcy law with respect to any such claim, liability or cause of action. Without limiting the foregoing, for the avoidance of doubt: (i) the United States and any State shall not be required to file any proofs of claim in the Chapter 11 Cases for any claim, liability or cause of action; (ii) nothing shall affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors, the Reorganized Debtors or any non-debtor; (iii) nothing shall be interpreted to set cure amounts or to require the United States or any State to novate or otherwise consent to the transfer of any federal or state contracts, leases, guaranties, indemnifications, grants, agreements or interests; (iv) nothing shall affect or impair the United States’ or any State’s rights and defenses of setoff and recoupment, or to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; and (v) nothing shall constitute an approval or consent by the United States without compliance with all applicable legal requirements and approvals under non-bankruptcy law.

60.              Notwithstanding any language to the contrary contained in the Disclosure Statement, the Plan, and/or this Confirmation Order, no provision thereof shall release any non-Debtor, including any current and/or former officer and/or director of the Debtors and/or any non-Debtor Person or Entity, from liability to the United States Securities and Exchange Commission (the “SEC”), in connection with any legal action or claim brought by the SEC against such Person and/or Entity.

61.              The Great Lakes Towing Company. Notwithstanding anything in the Plan, the Plan Supplement or the Cure Notice to the contrary, so long as the Grand River Contract (defined below) is assumed pursuant to the terms of the Plan, the Debtors shall make any and all payments due under that certain Full Service Lakes-Wide Towing Contract by and between Lower Lakes Transportation Company and Grand River Navigation Company, Inc. (together, the “Debtor Parties”) and The Great Lakes Towing Company (“GLT”) with an effective date of March 1, 2015  (the “Grand River Contract”) accrued prior to the Effective Date, and otherwise satisfy obligations relating to the Grand River Contract prior to the Effective Date, in the ordinary course, and GLT shall retain the right to assert a breach or default against the applicable Debtors for any failure to perform such obligations (other than defaults of the type described in Section 365(b)(2) of the Bankruptcy Code).  Any dispute with regards to amounts owed under the Grand River Contract accrued on or after the Effective Date, or any other obligations relating to the assumed Grand River Contract on or after the Effective Date, shall be resolved pursuant to the terms of the Grand River Contract.

62.              Pinney Dock & Transport, LLC. Amounts owed under the Terminal Services and Dockage Agreement by and between the Debtors and Pinney Dock & Transport, LLC (the “Pinney Contract”) accrued on or after the Effective Date, if such Pinney Contract is assumed, shall be resolved pursuant to the terms of the Pinney Contract and applicable law.

63.              References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the construction of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan, the Plan Supplement, and any related document, agreement or exhibit are approved in their entirety, except as expressly modified herein, and be incorporated herein by this reference.

64.              Successors and Assigns. Except as otherwise provided herein, or in the Plan, the rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Person or Entity.

65.              Headings. Headings inserted herein are for convenience of reference only, and are not intended to be a part of or to affect the construction of the Plan.

66.              Effect of Conflict. Unless otherwise set forth in the Plan, this Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.

67.              Final Order and Waiver of Stay. The requirements of Bankruptcy Rule 3020(e) that an order confirming a plan is stayed until the expiration of 14 days after entry of an order is hereby waived. This Confirmation Order is a Final Order and shall take effect immediately and shall not be stayed pursuant to Bankruptcy Rules 3020(e), 6006(d) or 7062 or any other provision of the Bankruptcy Code or the Bankruptcy Rules. The Debtors, with the consent of Lightship, are authorized to consummate the Plan on any business day after entry of this Confirmation Order, subject to satisfaction or waiver (by the required parties) of the conditions set forth in Article 8.2 of the Plan.

68.              Retention of Jurisdiction. Notwithstanding the entry of this Confirmation Order, from and after the Effective Date, the Court shall retain such jurisdiction over the Chapter 11 Cases as is legally permissible, including jurisdiction over those matters and issues described in Article IX of the Plan.

69.              The Record. The record of the Combined Hearing is closed.

Dated: February 28, 2018 Wilmington, Delaware	/s/ Brendan L. Shannon THE HONORABLE BRENDAN L. SHANNON UNITED STATES BANKRUPTCY JUDGE

53